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Exhibit 2.3

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CityNet Telecommunications, Inc.
8405 Colesville Road
Silver Spring, Maryland 20910

April 7, 2003

Universal Access Global Holdings, Inc.
233 South Wacker Drive
Chicago, Illinois 60606

Ladies and Gentlemen:

        Reference is made to the Stock Purchase Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the "Purchase Agreement), between Universal Access Global Holdings, Inc. ("UAXS") and CityNet Telecommunications, Inc. ("CityNet"). Unless otherwise defined herein, capitalized terms that are used herein shall have the meanings assigned thereto in the Purchase Agreement.

        This letter shall confirm our agreement that, notwithstanding anything to the contrary contained in the Purchase Agreement, (a) any options or warrants to purchase Common Stock of UAXS outstanding on the Closing Date that have a strike price in excess of $1.00 per share (as adjusted for any stock splits, dividends and similar events) (the "Excluded Options"), other than any such options or warrants held by Broadmark (which shall be included in such calculation), shall be deemed not to be outstanding on the Closing Date for purposes of calculating the number of Shares to be received by CityNet on the Closing Date and (b) if, at any time and from time to time, any Excluded Options shall be exercised by the holder thereof, UAXS promptly (and, in any event, within 10 business days) shall issue and deliver to CityNet the number of additional Shares equal to 55% of the number of Excluded Options so exercised (rounded upwards to the nearest share).

        Please acknowledge your agreement to the foregoing by signing where indicated below and by returning this letter to us.

Very truly yours,
CITYNET TELECOMMUNICATIONS, INC.
By:	/s/ EMILIO PARDO Name: Emilio Pardo Title: Chief Executive Officer

Acknowledged and agreed as of
the date first set forth above:

UNIVERSAL ACCESS GLOBAL HOLDINGS, INC.
By:	/S/ LANCE B. BOXER Name: Lance B. Boxer Title: President and Chief Executive Officer

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  Exhibit 2.3